Filed Pursuant to Rule 424(b)(3)

Registration No. 333-274666

PROSPECTUS SUPPLEMENT NO. 16

(To Prospectus dated April 12, 2024)

Mobile Infrastructure Corporation

Up to 37,156,865 Shares of Common Stock

Warrants to Purchase 2,553,192 Shares of Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus, dated April 12, 2024 (the “Prospectus”) with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on December 11, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees of

(A)	up to 37,156,865 shares of our common stock, par value $0.0001 per share (the “Common Stock”), consisting of:

(i)	3,937,246 shares of Common Stock issued as merger consideration to Color Up (as defined in the Prospectus) in connection with the consummation of the Merger (as defined in the Prospectus) based upon an implied equity consideration value of $10.00 per share; in 2021, Color Up purchased 2,624,831 shares of Legacy MIC Common Stock (as defined in the Prospectus) at a price per share of $11.75, which shares were exchanged in the Merger for the 3,937,246 shares of Common Stock for an effective price per share of approximately $7.83;

(ii)	up to 2,553,192 shares of Common Stock issuable upon the exercise of a warrant to purchase Common Stock (the “Warrants”) at an exercise price of $7.83 per share, which was initially the Legacy MIC Warrant (as defined in the Prospectus);

(iii)	907,000 shares of Common Stock issued upon the conversion of Class A ordinary shares, par value $0.0001 per share, of Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (“FWAC”), in connection with the Domestication (as defined in the Prospectus) that were originally purchased by Fifth Wall Acquisition Sponsor III LLC, a Cayman Islands limited liability company (“Sponsor”), in a private placement, which occurred simultaneously with the initial public offering of FWAC, at $10.00 per share for an aggregate purchase price of $9,070,000;

(iv)	2,020,000 shares of Common Stock issued upon the conversion of Class B ordinary shares, par value $0.0001 per share, of FWAC, in connection with the Domestication, originally purchased by the Sponsor for approximately $0.003 per share, comprised of (a) 1,900,000 shares of Common Stock held by the Sponsor and (b) 120,000 shares of Common Stock transferred by the Sponsor to four former directors of FWAC;

(v)	13,787,462 shares of Common Stock issued upon the conversion of 46,000 shares of our Series 2 Convertible Preferred Stock, par value $0.0001 per share, purchased by the Preferred PIPE Investors for $1,000 per share for an aggregate purchase price of $46,000,000, inclusive of 1,253,404 shares of Common Stock issued to the Preferred PIPE Investors upon the conversion of Dividends, resulting in an effective purchase price of approximately $3.34 per share; and

(vi)	up to 13,951,965 shares of Common Stock issuable in the event of our election to issue shares of Common Stock in lieu of cash payments upon redemption of Common Units (as defined in the Prospectus); and

(B)	the Warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

Our Common Stock is listed on the NYSE American LLC under the symbol “BEEP.” On December 10, 2024, the closing price of our Common Stock was $3.30. The Warrants will not be listed for trading.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. The Prospectus and this prospectus supplement comply with the requirements that apply to an issuer that is an emerging growth company.

See the section titled “Risk Factors” beginning on page 9 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 11, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2024

MOBILE INFRASTRUCTURE CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-40415	98-1583957
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 W. 4th Street Cincinnati, Ohio	45202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 834-5110

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	BEEP	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 6, 2024, Mobile Infrastructure Corporation (the “Company”), through seven subsidiaries (collectively, the “Loan Borrowers”), entered into a $75.5 million CMBS financing with Argentic Real Estate Finance 2 LLC (“Argentic”) as lender (the “CMBS Loan”). The proceeds of the CMBS Loan were used to (i) repay and discharge the Company’s existing revolving credit facility with KeyBank, National Association and KeyBank Capital Markets and (ii) refinance a property level loan.

The Company’s obligations under the loan agreement (the “CMBS Loan Agreement”) are secured by a first priority (i) mortgage, (ii) assignment of leases and rents and (iii) security interest in all personal property, including accounts, escrows, and reserves, granted by each of the seven Loan Borrowers. The CMBS Loan has a maturity date of December 6, 2034. Monthly payments of principal and interest are due under the CMBS Loan Agreement with the principal amount based on a 35-year amortization schedule and the full principal amount becoming due and payable on the maturity date.

The amounts outstanding under the CMBS Loan bear interest at an annual fixed rate equal to 7.755%. Commencing on the earlier of (i) December 6, 2027 and (ii) two years after securitization, with certain exceptions, the CMBS Loan may be defeased in whole or in part (other than with respect to the River East Property (as defined in the CMBS Loan Agreement)), subject to certain conditions as set forth in the CMBS Loan Agreement.

The CMBS Loan Agreement contains customary affirmative and negative covenants, agreements, representations, warranties and borrowing conditions, reserve requirements, and events of default. In addition, and pursuant to the terms of the limited recourse guaranty dated December 6, 2024 (the “Guaranty”) in favor of Argentic, Mobile Infra Operating Company, LLC (the “Operating Company”), serves as a non-recourse guarantor with respect to the CMBS Loan. Under the terms of the Guaranty, the Operating Company is required to maintain a net worth (as defined in the Guaranty) in excess of $40.0 million.

The foregoing description of the CMBS Loan Agreement and the Guaranty is a summary only and is qualified in its entirety by reference to the full text of the CMBS Loan Agreement and the Guaranty, copies of which are filed as Exhibit 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The information contained in the disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01	Other Events

In addition, on December 11, 2024, the Company issued a press release (the “Press Release”), announcing, among other things, the closing of the CMBS Loan Agreement. A copy of the Press Release is furnished hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1*	CMBS Loan Agreement, dated December 6, 2024, by and among the Loan Borrowers party thereto and Argentic.

10.2	Guaranty, dated December 6, 2024, by the Operating Company and the other parties thereto in favor of Argentic.

99.1	Press Release, dated December 11, 2024.

104	Cover Page Interactive Data file (embedded within the Inline XBRL document).

*	Certain of the exhibits or schedules of this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILE INFRASTRUCTURE CORPORATION

Date: December 11, 2024	By:	/s/ Stephanie Hogue
	Name:	Stephanie Hogue
	Title:	President, Treasurer, and Corporate Secretary

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWERS:

1W7 Carpark, LLC,

a Delaware limited liability company

By:	MIC 2029 7-Pack Holdco, LLC,
a Delaware limited liability company, as sole member

	By:	Mobile Infra Operating Company, LLC,
a Delaware limited liability company, as sole member

		By:	/s/ Stephanie Hogue
		Name:	Stephanie Hogue
		Title:	President, Treasurer and Secretary

MVP Indianapolis City Park Garage, LLC,

a Delaware limited liability company

By:	MIC 2029 7-Pack Holdco, LLC,
a Delaware limited liability company, as sole member

	By:	Mobile Infra Operating Company, LLC,
a Delaware limited liability company, as sole member

		By:	/s/ Stephanie Hogue
		Name:	Stephanie Hogue
		Title:	President, Treasurer and Secretary

MVP Hawaii Marks Garage, LLC,

a Delaware limited liability company

By:	MIC 2029 7-Pack Holdco, LLC,
a Delaware limited liability company, as sole member

	By:	Mobile Infra Operating Company, LLC,
a Delaware limited liability company, as sole member

		By:	/s/ Stephanie Hogue
		Name:	Stephanie Hogue
		Title:	President, Treasurer and Secretary

[Signature Page to Loan Agreement]

BORROWERS:

Denver 1725 Champa Street Garage, LLC,

a Delaware limited liability company

By:	MIC 2029 7-Pack Holdco, LLC,
a Delaware limited liability company, as sole member

	By:	Mobile Infra Operating Company, LLC,
a Delaware limited liability company, as sole member

		By:	/s/ Stephanie Hogue
		Name:	Stephanie Hogue
		Title:	President, Treasurer and Secretary

322 Streeter Holdco, LLC,

a Delaware limited liability company

By:	MIC 2029 7-Pack Holdco, LLC,
a Delaware limited liability company, as sole member

	By:	Mobile Infra Operating Company, LLC,
a Delaware limited liability company, as sole member

		By:	/s/ Stephanie Hogue
		Name:	Stephanie Hogue
		Title:	President, Treasurer and Secretary

222 W 7th Holdco, LLC,

a Delaware limited liability company

By:	MIC 2029 7-Pack Holdco, LLC,
a Delaware limited liability company, as sole member

	By:	Mobile Infra Operating Company, LLC,
a Delaware limited liability company, as sole member

		By:	/s/ Stephanie Hogue
		Name:	Stephanie Hogue
		Title:	President, Treasurer and Secretary

[Signature Page to Loan Agreement]

BORROWERS:

222 Sheridan Bricktown Garage, LLC,

a Delaware limited liability company

By:	MIC 2029 7-Pack Holdco, LLC,
a Delaware limited liability company, as sole member

	By:	Mobile Infra Operating Company, LLC,
a Delaware limited liability company, as sole member

		By:	/s/ Stephanie Hogue
		Name:	Stephanie Hogue
		Title:	President, Treasurer and Secretary

[signatures continue on following page]

[Signature Page to Loan Agreement]

LENDER:

ARGENTIC REAL ESTATE FINANCE 2 LLC,
a Delaware limited liability company

By:	Argentic Investment Management LLC,
its Investment Manager

By:	/s/ Ryan Supple
Name:	Ryan Supple
Title:	Authorized Signatory

[Signature Page to Loan Agreement]

Exhibit 10.2

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first above written.

GUARANTOR:

MOBILE INFRA OPERATING COMPANY, LLC, a Delaware limited liability company

By:	/s/ Stephanie Hogue
Name:	Stephanie Hogue
Title:	President, Treasurer and Secretary

[Signature page to Guaranty of Recourse Obligations]

GUARANTOR:

/s/ Stephanie Hogue
STEPHANIE L. HOGUE, an individual

[Signature page to Guaranty of Recourse Obligations]

GUARANTOR:

/s/ Manuel Chavez
MANUEL CHAVEZ III, an individual

[Signature page to Guaranty of Recourse Obligations]

Exhibit 99.1

Mobile Infrastructure Completes $87.5 Million in Refinancings that Strengthen its Financial Position and Increase its Financial Flexibility

●	Aligned debt with core asset values and extended maturities
●	Added to cash on hand and released encumbrances on three parking assets

CINCINNATI, OH – December 11, 2024 – Mobile Infrastructure Corporation (NYSE American: BEEP) (“Mobile”, “Mobile Infrastructure” or the “Company”), a leading owner and operator of parking facilities across the United States, today announced the successful completion of $87.5 million in refinancing transactions. The transactions were completed with two separate loans at a weighted average interest rate of 7.690%, with various maturities between 2027 and 2034.

With the net proceeds obtained from these refinancings, Mobile repaid a secured loan with KeyBank Capital Markets, which had an outstanding principal balance of $ 48.8 million and an interest rate of 8.19%, and two additional loans secured by parking assets in Chicago, Illinois and Cincinnati, Ohio, with an aggregate principal balance of $31.3 million. Substantially all of Mobile Infrastructure’s 2024 and 2025 debt maturities have now been extended.

“The completion of these transactions provides important financial flexibility as we work to advance our long-term growth strategy,” said Stephanie Hogue, President of Mobile Infrastructure Corporation. “We have strengthened our balance sheet by extending our debt maturities and aligning them more closely with the intrinsic value of our key assets, while maintaining our leverage ratio at less than 55% Loan-to-Value. The addition of two new lending partners underscores the attractiveness of our asset portfolio and broadens our financial relationships and access to capital.”

The Company also announced that it has successfully completed the buyout of a minority partner in one of its assets at an attractive valuation. “We can now more readily reposition this asset while reinvesting the cash it generates that previously would have been distributed to our partner. We will seek out similar opportunities in the future as we continue to assess and refine our asset portfolio,” Ms. Hogue concluded.

The refinancing initiatives include a multi-asset Commercial Mortgage-Backed Securities (CMBS) pool transaction, as well as the refinancing of a single-asset CMBS with a large regional bank. Both represent new relationships with lenders who can provide long-term capital.

These refinancing efforts are part of Mobile Infrastructure’s ongoing commitment to optimize its capital structure and deliver value to shareholders. By extending debt maturities and aligning them with the Company’s core asset values, Mobile Infrastructure is better positioned to execute its strategic initiatives and capitalize on future growth opportunities.

About Mobile Infrastructure Corporation Mobile Infrastructure Corporation is a Maryland corporation that owns a diversified portfolio of parking assets primarily located in the Midwest and Southwest United States. As of September 30, 2024, the Company owned 41 parking facilities in 20 separate markets throughout the United States, with a total of approximately 15,300   parking spaces and approximately 5.2 million square feet.

Forward-Looking Statements This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates, and projections about the industry and markets in which Mobile Infrastructure operates, management’s beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the Company’s ability to implement its business strategy, economic conditions, competitive environment, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and Mobile Infrastructure undertakes no obligation to update or revise these statements, except as may be required by law.

Contact:

Mobile Infrastructure Corporation

30 West 4th Street Cincinnati, OH 45202

Phone: +1 212 509 4000

Email: beepir@advisiry.com